                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

--------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                            Houghton Mifflin Company
                (Name of Registrant as Specified In Its Charter)

                                    [LOGO]

                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                                [COMPANY LOGO]

                                                                  March 21, 1996

Dear Stockholder:

     I am delighted to invite you to attend the 1996 Annual Meeting of Stockholders of Houghton Mifflin Company on Wednesday, April 24, 1996, at 1:00 p.m. at the Dorothy Quincy Suite, John Hancock Hall, 180 Berkeley Street, Boston, Massachusetts.

     The formal business to be considered and acted upon by stockholders at this meeting is the election of four Class I directors, each for a three-year term, and the ratification of the selection of the Company's independent public accountants. These matters are described in detail in the accompanying Notice of Annual Meeting and Proxy Statement. We shall also use this opportunity to report to you on Houghton Mifflin's 1995 performance and outlook for the future.

     It is important that your shares be represented whether or not you are able to be there in person. I urge you, therefore, to register your vote now by completing, signing, and returning the enclosed proxy card promptly.

                                          Sincerely,

                                          /s/ Nader F. Darehshori

                                          Nader F. Darehshori
                                          Chairman, President, and
                                          Chief Executive Officer

                            NOTICE OF ANNUAL MEETING
                           TO BE HELD APRIL 24, 1996

                                                      Boston, Massachusetts
                                                      March 21, 1996

To the Stockholders of Houghton Mifflin Company:

     The Annual Meeting of Stockholders of Houghton Mifflin Company will be held at the Dorothy Quincy Suite, John Hancock Hall, 180 Berkeley Street, Boston, Massachusetts, on Wednesday, April 24, 1996, at 1:00 p.m. to consider and act on the following matters:

     1. Election of four Class I directors, each for a three-year term;

     2. Ratification of the selection of Ernst & Young LLP as independent auditors of the Company for the current year; and

     3. Any other matter that may properly come before the meeting or any adjournment thereof.

                                          By Order of the Board of Directors,

                                          Paul D. Weaver, Clerk

     WHETHER OR NOT YOU ATTEND IN PERSON, IT WOULD BE APPRECIATED IF YOU WOULD FILL IN AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY, OF COURSE, VOTE YOUR SHARES EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                            HOUGHTON MIFFLIN COMPANY
                              222 Berkeley Street
                          Boston, Massachusetts 02116

                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 24, 1996

GENERAL INFORMATION

     This statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Houghton Mifflin Company, hereinafter called the "Company." The cost of soliciting Proxies will be borne by the Company. The solicitation of Proxies by mail may be followed by personal solicitation of certain stockholders by officers or employees of the Company. In addition, the Company has retained Hill and Knowlton, Inc. as a proxy solicitor at an estimated cost of $6,000 plus expenses. The enclosed Proxy, if executed and returned, may be revoked at any time before it has been exercised.

     The Annual Report for the year ended December 31, 1995, is enclosed or has been furnished previously under separate cover.

     Stock transfer books will not be closed, but the Board of Directors has fixed the close of business on March 4, 1996, as the record date for determining the stockholders entitled to notice of, and to vote at, this meeting and any adjournment thereof. On that date there were outstanding 14,526,661 shares of common stock (par value $1 per share), and the holders thereof will be entitled to one vote for each share held by them.

     This Proxy Statement and enclosed form of Proxy are first being sent or given to security holders on or about March 21, 1996.

BOARD OF DIRECTORS

     The Board of Directors of the Company currently consists of 11 members. Gail Deegan, a Class II director, resigned from the Board on February 26, 1996, to become Executive Vice President and Chief Financial Officer of the Company. The Board is divided into three classes as nearly equal in number as possible, with one class elected each year at the Annual Meeting of Stockholders. The directors in each class serve for a term of three years and until their successors are duly elected and qualified. The terms of office for the Class I directors expire at this meeting.

     The Board has voted to fix the number of directors at 11. There are three incumbent directors in Class II and four in Class III. Consequently, at the Annual Meeting of Stockholders, four nominees in Class I are standing for election. These nominees are Joseph A. Baute, Nader F. Darehshori, George Putnam, and DeRoy C. Thomas, all of whom are presently Class I directors.

     The affirmative vote of a plurality of shares present and voting at the Annual Meeting of Stockholders is necessary to elect a director. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect on the election of directors. Abstentions may be specified on proposals other than the election of directors and will be counted as present for purposes of determining the existence of a quorum regarding the item on which the abstention is noted and will have the effect of a vote against proposals that require a majority of either the outstanding shares or the shares present in person or by proxy and entitled to vote on the matter. Under the rules of the New York Stock Exchange, brokers who hold shares in street name have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers who do not receive instructions are entitled to vote on the election of directors. Under applicable Massachusetts law and the Company's By-laws, broker non-votes will have no effect on the outcome of the election of directors or proposals that require a majority of the shares present in person or by proxy and entitled to vote on the matter involved but would have the effect of a negative vote on proposals that require a majority of the outstanding shares.

     The Board met 11 times during 1995. All incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of which they were members.

  COMMITTEES OF THE BOARD

     The Board of Directors has appointed five standing committees elected from its own members. All committees are composed of independent, non-employee directors, with the exception of the Executive Committee, of which Mr.
Darehshori is a member. Actions taken by any standing committee are reported to the Board, usually at its next meeting. Current membership of each committee is as follows:

                               Compensation &
        Audit                    Nominating                Diversity
   Mr. Baute, Chair            Mr. Thomas, Chair      Mr. Longsworth, Chair
      Mr. Magee                  Mrs. Lindsay              Mr. Freedman
      Ms. Malone                Mr. Longsworth             Mrs. Lindsay
     Mr. McDougal                 Mr. Putnam               Mr. McDougal
     Dr. Sorenson                Dr. Sorenson

                 Executive                       Finance
           Mr. Darehshori, Chair             Ms. Malone, Chair
                 Mr. Baute                      Mr. Freedman
                 Mr. Magee                        Mr. Magee
                 Ms. Malone                       Mr. Putnam
                 Mr. Putnam                       Mr. Thomas

     Audit Committee                                          4 meetings in 1995

     - Reviews the integrity of the Company's financial statements;

     - Has direct contact with the Company's internal auditors and its independent public accountants;

     - Annually considers the qualifications of the independent public accountants for the Company and makes recommendations to the Board as to their selection, fee, and the scope of their audit and other services;

     - Empowered to conduct investigations into any matters concerning the integrity of reported facts and figures, ethical conduct, and appropriate disclosure.

     Compensation & Nominating Committee                      3 meetings in 1995

     - Reviews and approves compensation plans for the Company;

     - Considers and administers stock option grants, other stock award plans, and incentive compensation;

     - Fixes the compensation of directors employed by the Company and certain officers;

     - Submits to the Board names of persons it believes should be considered for election as directors of the Company;

     - Considers timely recommendations for nominations to the Board submitted by stockholders.

     Diversity Committee                                      2 meetings in 1995

     - Reviews and monitors the Company's policies and practices, with specific attention to the Company's commitment to ensuring that its employees and suppliers represent the diversity of America's population.

     Executive Committee                                       1 meeting in 1995

     - Acts for the Board when the Board is not in session.

     Finance Committee                                        2 meetings in 1995

     - Reviews and makes recommendations relating to offerings of debt and equity securities, major borrowing commitments, dividend policy, investor relations activities, and other significant financial matters.

     Directors' Compensation

     Directors who are not employees of the Company receive an annual $10,000 retainer, $700 for each Board meeting attended, and $500 for each committee meeting attended. Members of the Executive Committee receive an annual retainer of $4,000 in lieu of Executive Committee attendance fees. Directors who chair committees receive an additional $2,500 retainer. In addition to the cash remuneration, non-employee directors receive shares of Company common stock pro-rated for service during the year. For service in 1995, directors received 500 shares. Directors who are employees receive no compensation for attendance at Board or committee meetings.

     The Company maintains a deferred compensation plan for non-employee directors under which such directors may defer all or a portion of their cash compensation until retirement from the Board. Interest is credited on deferred balances annually at the average sixty-day Treasury-bill yield. No directors participated in the plan during 1995.

     The Company also maintains a Non-Employee Directors' Retirement Benefit Plan, under which non-employee directors or their beneficiaries shall receive, after service as a director has terminated, one-and-one-half times the annual directors' cash retainer in effect at the time of such termination, for a period equal to the time of service as a director.

     As part of its overall program to promote charitable giving, the Company has established a planned gift program for directors funded by life insurance policies on directors. Upon the retirement of a director, the Company will donate $500,000, in twenty annual installments, to one or more qualifying charitable organizations recommended by the individual director. The Company has purchased life insurance on the directors, naming the Company as beneficiary, which is expected to recover, over time, the costs of the contributions and of the premium payments. Individual directors derive no financial benefit from this program since all charitable deductions accrue solely to the Company.

1.  ELECTION OF CLASS I DIRECTORS

     Information regarding nominees and directors is set forth below. Except as noted, each of the nominees and directors has held his or her principal position for at least five years.

     It is believed that each of the nominees will be able to serve. If any one or more of the nominees should be unable to serve, the individuals named in the enclosed Proxy may vote in favor of such other person or persons as the Board of Directors at the time recommends.

NOMINEES FOR CLASS I DIRECTORS--TERM EXPIRES IN 1999

                  JOSEPH A. BAUTE          Age: 68          Director Since: 1982

                  Principal Occupation or Employment: Mr. Baute is Chairman of Nashua Corporation, which manufactures toners, paper labels, and specialty papers and provides mail-order photo processing services, and a principal in Baute & Baute, a consulting firm for family businesses. He retired in 1993 as Chairman and Chief Executive Officer of Markem Corporation, which provides systems, supplies, and services to mark customers' products. Other Business Affiliations: Director of Markem Corporation, Dead River Group, Nashua Corporation, State Street Bank and Trust Company, State Street Boston Corporation, and INSO Corporation and past Chairman of the Board of the Federal Reserve Bank of Boston.
                  Committees:  Audit (Chair) and Executive Committees.

                  NADER F. DAREHSHORI        Age: 59        Director Since: 1989

                  Principal Occupation or Employment: Mr. Darehshori has been Chairman of the Board and Chief Executive Officer of the Company since 1990 and was named President in October 1991. Mr. Darehshori became Senior Vice President, College Division, in 1987; he was promoted to Executive Vice President and then to Vice Chairman in 1989.
                  Other Business Affiliations: Director of Commercial Union Corporation, Massachusetts Business Roundtable, State Street Bank and Trust Company, State Street Boston Corporation, and the Boston Public Library Foundation; trustee of Wellesley College, the WGBH Educational Foundation and The Boston Symphony Orchestra; member of the National Executive Board of the National Conference of Christians and Jews and the Dana-Farber National Advisory Council for the Women's Cancers Program.
                  Committees:  Executive Committee (Chair).

                  GEORGE PUTNAM            Age: 69          Director Since: 1985

                  Principal Occupation or Employment: Mr. Putnam is Chairman of the Putnam Investment Management Company, Inc.; Chairman and President of each of the Putnam Group Funds; and a director of The Putnam Advisory Company, Inc., and Putnam Financial Services Company, Inc.
                  Other Business Affiliations: Director of The Boston Company and The Boston Safe Deposit & Trust Company (subsidiaries of Mellon Bank Corporation), Freeport-McMoRan, Inc., Freeport-McMoRan Copper and Gold, Inc., McMoRan Oil and Gas, Inc., General Mills, Inc., Marsh & McLennan Companies, Inc., and the Rockefeller Group, Inc.; trustee of the Museum of Fine Arts, Boston, the Massachusetts General Hospital, McLean Hospital, The Jackson Laboratory, and the Trustees of Reservations; life trustee of the New England Aquarium; overseer of Northeastern University; Chairman of the WGBH Educational Foundation, past Governor and past Chairman of The Investment Company Institute; past Public Governor of The National Association of Securities Dealers, Inc.
                  Committees: Compensation & Nominating, Finance, and Executive Committees.

                  DEROY C. THOMAS          Age: 70          Director Since: 1990

                  Principal Occupation or Employment: Mr. Thomas retired from The Hartford Insurance Group as Chairman and Chief Executive Officer in 1988, having served in various capacities since 1964. He was elected Vice Chairman of ITT Corporation in 1985, and President and Chief Operating Officer in 1988. He served in that capacity until his retirement in 1991.
                  Other Business Affiliations: Director of The Hartford Insurance Group, Connecticut Natural Gas Corporation, Rayioner Timberlands, Inc., and MedSpan, Inc.; chairman of The Old State House Association, the Goodspeed Opera, and the Connecticut Health System; corporator of St. Francis Hospital, The Institute of Living, and the VNA Group; former trustee of Fordham University.
                  Committees: Compensation & Nominating (Chair) and Finance Committees.

CLASS II DIRECTORS CONTINUING IN OFFICE--TERM EXPIRES IN 1997

                  JAMES O. FREEDMAN         Age: 60         Director Since: 1991

                  Principal Occupation or Employment: Mr. Freedman has been President of Dartmouth College since 1987.
                  Other Business Affiliations: Past President of the University of Iowa and past Dean of the University of Pennsylvania Law School; member of the American Law Institute, the Jacob K. Javits Fellowship Board, the Board of Trustees of the Jewish Publication Society of America, and the Board of Directors of the Salzburg Seminar; life member of Clare Hall, Cambridge University; author of Crisis and Legitimacy: The Administrative Process and American Government, published by Cambridge University Press in 1978, and Idealism and Liberal Education, published by the University of Michigan Press in 1996; recipient of six honorary degrees and, in 1991, the William O. Douglas First Amendment Freedom Award from the Anti-Defamation League of B'nai B'rith.
                  Committees:  Diversity and Finance Committees.

                  CHARLES R. LONGSWORTH       Age: 66       Director Since: 1985

                  Principal Occupation or Employment: Mr. Longsworth is Chairman Emeritus of the Colonial Williamsburg Foundation in Williamsburg, Virginia.
                  Other Business Affiliations: Director of FlightSafety International, Public Radio International, Caliber Systems, Inc., Saul Centers, Inc., Crestar Financial Corporation, the Center for Public Resources, and the Virginia Eastern Shore Corporation; Chairman of the Board of Trustees of Amherst College; President Emeritus of Hampshire College.
                  Committees: Diversity (Chair) and Compensation & Nominating Committees.

                  ALFRED L. MCDOUGAL         Age: 65        Director Since: 1994

                  Principal Occupation or Employment: Mr. McDougal was Chairman and Chief Executive Officer of McDougal, Littell & Company until its acquisition by the Company in March 1994.
                  Other Business Affiliations: Past Chairman of the Northern Illinois Business Association and of the School Division of the Association of American Publishers, and a former director of the Association of American Publishers; director of ALM Corporation, Yale University Press, Literacy Chicago, Hubbard Street Dance Company, and Opportunity International.
                  Committees:  Audit and Diversity Committees.

CLASS III DIRECTORS CONTINUING IN OFFICE--TERM EXPIRES IN 1998

                  MARY H. LINDSAY          Age: 69          Director Since: 1975

                  Other Business Affiliations: Member of the President's Council of the Museum of the City of New York and the Board of Directors of Theatre Development Fund, Inc.
                  Committees:  Diversity and Compensation & Nominating
                  Committees.

                  JOHN F. MAGEE           Age: 69           Director Since: 1976

                  Principal Occupation or Employment: Mr. Magee is Chairman of Arthur D. Little, Inc., a contract research and consulting firm.
                  Other Business Affiliations: Director of John Hancock Mutual Life Insurance Company; member of the Boards of Trustees of Woods Hole Oceanographic Institution, the New England Aquarium, the Boston Museum of Science, Emerson Hospital, and Thompson Island Outward Bound Education Center.
                  Committees:  Audit, Finance, and Executive Committees.

                  CLAUDINE B. MALONE         Age: 59        Director Since: 1982

                  Principal Occupation or Employment: Ms. Malone is President of Financial & Management Consulting, Inc.
                  Other Business Affiliations: Director of The Union Pacific Resources Corp., The Limited, Inc., Lowe's Companies, Hasbro, Inc., Dell Computer Corporation, SAIC, Mallinckrodt Group Inc., Lafarge Corporation, and Hannaford Brothers, Inc.; trustee of the Penn Mutual Life Insurance Company and Massachusetts Institute of Technology; Chairman of the Federal Reserve Bank of Richmond.
                  Committees:  Finance (Chair), Audit, and Executive Committees.

                  RALPH Z. SORENSON         Age: 62         Director Since: 1976

                  Principal Occupation or Employment: Dr. Sorenson is Professor Emeritus at the College of Business and Administration at the University of Colorado, Boulder, where he served as Dean from 1992 to 1993. From 1989 to 1992 he was an Adjunct Professor of Management at the Harvard University Graduate School of Business.
                  Other Business Affiliations: Past Chairman and Chief Executive Officer of Barry Wright Corporation and past President of Babson College, Wellesley, Massachusetts; director of Eaton Vance Corporation, Polaroid Corporation, Exabyte Corporation, Whole Foods Market, Inc., Sweetwater Inc. and Xenometrix, Inc.; member and former chairman of the Board of Trustees of the Boston Museum of Science; overseer emeritus of The Boston Symphony Orchestra; and a member of the corporations of Massachusetts General Hospital and Babson College.
                  Committees:  Audit and Compensation & Nominating Committees.

     Mr. Darehshori and Mr. Baute are directors of State Street Boston Corporation and its principal subsidiary, State Street Bank and Trust Company. State Street Bank and Trust Company is the Trustee of the Company's Benefits Trust, and is Trustee under the Company's Indenture relating to the issuance of debt securities. Arthur D. Little, Inc., of which Mr. Magee is Chairman, and William Mercer Inc., a subsidiary of Marsh & McLennan Companies, Inc., of which Mr. Putnam is a director, each provided consulting services to the Company during 1995 at standard commercial terms. INSO Corporation ("INSO"), of which Mr. Baute is a director, was formed to succeed to the business of the Company's Software Division; the Company holds approximately 36% of INSO's common stock, and has licensed rights to certain reference publications to INSO, at rates that the Company believes are commercially reasonable.


     The following table shows information furnished by the persons listed as to the beneficial ownership of common stock of the Company by each of the directors and nominees, by the individuals named in the Summary Compensation Table, and by all directors and executive officers as a group, as of January 31, 1996.

                                                                AMOUNT AND
                                                                NATURE OF           PERCENT
                NAME OF BENEFICIAL OWNER                    OWNERSHIP(1)(2)(3)      OF CLASS
                ------------------------                    ------------------      --------
Joseph A. Baute..........................................           7,278             *
Nader F. Darehshori......................................         105,535(4)          *
Gail Deegan(5)...........................................           3,650             *
James O. Freedman........................................           3,150             *
Mary H. Lindsay..........................................           4,683             *
Charles R. Longsworth....................................           5,670(6)          *
John F. Magee............................................           8,000             *
Claudine B. Malone.......................................           4,968             *
Alfred L. McDougal.......................................           2,416(7)          *
John H. Oswald...........................................          18,554             *
George Putnam............................................           5,218             *
June Smith...............................................          11,347             *
Ralph Z. Sorenson........................................           6,600(8)          *
DeRoy C. Thomas..........................................           5,350             *
Paul D. Weaver...........................................          26,286(9)          *
William J. Wisneski......................................          27,609(10)         *
All directors and executive officers as a group (25 persons)..    369,450(11)      2.65%

---------------

  * Less than one percent

 (1) Unless otherwise noted, the holder has sole voting and investment power over the shares listed.

 (2) Includes shares subject to options exercisable within sixty days as follows: Mr. Darehshori, 30,001; Mr. Wisneski, 9,600; Mr. Weaver, 7,800; Ms. Smith, 10,000; Mr. Oswald, 9,000; and all executive officers as a group, 135,136 shares. For purposes of calculating the "percent of class" with respect to each such individual and the group, the shares subject to such options have been treated as if they were issued and outstanding.

 (3) Includes vested interest in shares under the Retirement Savings Plan as of December 31, 1995, the most recent date for which such information is available.

 (4) Includes 16,432 restricted shares as to which Mr. Darehshori has sole voting power only, 300 shares owned by Mr. Darehshori's wife, and 150 shares held by Mr. Darehshori's wife as custodian for a minor child.

 (5) Ms. Deegan resigned as a director on February 26, 1996 to become Executive Vice President and Chief Financial Officer of the Company.

 (6) Includes 500 shares owned by Mr. Longsworth's wife, as to which he disclaims beneficial ownership.

 (7) Includes 416 shares owned by a trust of which Mr. McDougal is trustee.

 (8) Includes 4,100 shares owned by a trust of which Dr. Sorenson is trustee.

 (9) Includes 645 restricted shares as to which Mr. Weaver has sole voting power only and 1,702 shares held by Mr. Weaver's wife as custodian for minor children.

(10) Includes 808 restricted shares as to which Mr. Wisneski has sole voting power only.



(11) Seven members of this group share with others voting and investment power over 11,770 of the shares listed, and with respect to 21,092 shares the holder has sole voting power only.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Officers, directors, and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1995, all Section 16(a) filing requirements applicable to its executive officers, directors, and greater than 10% beneficial owners were satisfied other than one report on Form 4 relating to a transfer to a family trust which was filed late by Dr. Sorenson.

     Compensation & Nominating Committee's Report to Stockholders

     The Company's executive compensation program is administered by the Compensation & Nominating Committee of the Board of Directors (the "Committee"), which is composed of the individuals listed below, none of whom is an employee of the Company. The Committee approves compensation plans for the Company's senior management.

     The Company's executive compensation program has been designed to attract, motivate, retain, and reward highly qualified senior management by providing a competitive total compensation opportunity based on performance. The components of compensation for Mr. Darehshori and the other executive officers of the Company include salary, incentive compensation awards for the achievement of annual financial and nonfinancial performance goals, and long-term stock-based incentive opportunities which strengthen the mutuality of interest between senior management and the Company's stockholders by increasing the equity interest of Company management.

     Base salaries are initially established with reference to an independently designed system, which provides a mechanism for evaluating the relative value of positions within the Company. The procedure involves a consideration of the accountabilities and job requirements of each position. Salary ranges are derived from the evaluations and incorporate market compensation data. In addition, the Committee is periodically advised by an independent compensation consultant who relies in part on survey data garnered from many companies. Data about the pay levels determined by the survey are a factor used by the Committee in developing its compensation data. The surveyed companies include the Publishing Peer Group, a comparator group for purposes of the Stock Performance Graph on page 14. The surveyed companies also include 15 companies in other industries with similar characteristics, such as total revenue and recent financial performance.

     The Committee annually reviews the salaries of Mr. Darehshori and the other executive officers of the Company. Adjustments to base salaries of executive officers are based on the Committee's review of Mr. Darehshori's assessment of each executive officer's contribution, and the financial performance of the Company as a whole and of the business unit for which the executive was responsible during the prior year. Adjustments to Mr. Darehshori's base salary are based upon the Committee's subjective independent review of similar factors. Although the Company's financial performance does not have a quantifiable correlation to the establishment of base salaries for Mr. Darehshori or the other senior executives, the Committee views the Company's financial perform-ance as an important factor in determining salary adjustments for executives. Salary adjustments generally are effective April 1.

     In determining Mr. Darehshori's salary for 1995, the Committee reviewed the Company's operating and financial performance for 1994. The Company's financial results for the year included improved revenue and matched budgeted net income projections. The acquisition and smooth integration of McDougal Littell strengthened the Company's editorial and sales and marketing operations in both the elementary and secondary school markets. A separate secondary unit, McDougal Littell, was created. The proceeds from the INSO initial public offering were greater than anticipated. Sales of the School Division's critically acclaimed technology products more than tripled. The Committee also considered Mr. Darehshori's achievements in accomplishing certain objectives which had been set in discussions with the Committee early in 1994. After considering these factors, the Committee increased Mr. Darehshori's salary from $455,000 to $500,000.

     Annual incentive compensation for Mr. Darehshori and other senior executives was determined pursuant to the 1995 Senior Executive Incentive Compensation Plan, which was similar in most respects to the plans which were in effect for 1993 and 1994. The Plan provided for operating executives to earn 30% of salary if budgeted levels of revenue, income, and cash flow for the divisions they manage were achieved. Senior staff executives also could earn 30% of salary (40% in the case of Mr. Darehshori) upon achievement of budgeted levels of net income, cash flow, and return on average capital employed for the Company. In addition, executives covered by the Plan could earn up to 10% of salary depending on the extent of achievement of specific operating objectives agreed upon early in 1995. The Plan also required that 100% of the Company's net income budget be earned in order for payments to be made pursuant to the elements of the Plan determined by financial results. The maximum payment under the Plan was 100% of salary. All amounts paid in excess of 40% of salary are paid in three-year restricted stock. Because 100% of the Company's net income budget was not earned, no payments were made pursuant to the portion of the Plan determined by financial results.

     Incentive compensation payments for 1995 were made based on the Committee's review of the performance of the executives covered by the Plan, including specifically the extent of each executive's involvement in the D.C. Heath acquisition, which makes the Company's largest and most profitable business segment much more competitive and positions the Company for continued growth. The Committee also noted a number of performance objectives which were accomplished in 1995 by Mr. Darehshori and the other executives, including the following:

     - The School Division, the Company's largest division, had an excellent year in 1995.

     - The College Division and The Riverside Publishing Company had good financial performance.

     - Invitations to Literacy, the Company's new elementary school reading program, doubled its 1995 revenue budget.

     - The acquisition of D.C. Heath strengthened the College Division and McDougal Littell and enabled the Company to establish a new supplemental division, Great Source Education Group.

     - Most of the senior management of the Trade & Reference Division was changed to improve the division's profitability and bring greater focus to its publishing strategy.

     - The launch of the Trade & Reference Division's technology effort, Houghton Mifflin Interactive, provides the Company with an entree into the fast-growing home entertainment market.

       In addition to the seven compact discs from HMI, the College and School Divisions and McDougal Littell also developed several new and exciting technology products.

     - Sales management at Riverside was improved significantly with the hiring of three new regional managers and the development of new selling strategies.

     Considering these achievements, the objectives of the compensation program, and recommendations by Mr. Darehshori, the Committee authorized special awards to the Plan participants reporting to Mr. Darehshori. The total amount earned under the Plan in 1995 by those participants was 40% of the amount earned under the Plan in 1994. The committee then reviewed the performance of Mr. Darehshori, noting especially the strategic importance of the D.C. Heath acquisition and its importance in improving the Company's competition position and potential for growth, and awarded Mr. Darehshori incentive compensation in the amount of $150,000.

     The Committee also seeks to strengthen the mutuality of interest between senior management and the Company's stockholders by increasing the equity interest of Company management by means of performance share awards and option grants pursuant to the Company's 1995 Stock Compensation Plan to Mr. Darehshori and other named officers on the Summary Compensation Table. The Committee believes that it is important for Mr. Darehshori and the other executive officers of the Company to hold equity stakes in the Company, in part to insure that they have a financial interest in the long-term success of the Company, and that stock options and performance shares provide good vehicles for executives to attain equity ownership.

     The Performance Share Plan for the years 1993-1995 provided executives an opportunity to earn from 1,000 to 3,000 shares of Company stock, payable half in stock and half in cash. The threshold for an award under the Plan was a compound average increase in total shareholder return over the years 1993-1995 of 15%. Because the threshold was not met, no awards were earned under the Plan.

     In 1994, the Committee received the results of a study it had commissioned by an independent consultant which reviewed the long-term incentive practices of many companies, including those which comprise the Publishing Peer Group. After reviewing the results of that study, the Committee decided to issue annual grants of options and make annual or biannual performance share awards in order to maintain Mr. Darehshori's total compensation in the target range of the second quartile of the companies surveyed, which were the same companies surveyed with respect to total compensation practices, as described above. The Committee believes that long-term awards should be more significant than salary and annual incentive compensation. Mr. Darehshori's compensation meets that objective in that less of his total compensation is based on salary and annual incentive compensation than was the case with the median of the survey participants. The awarding of stock options and performance shares supports this Committee policy and also more closely aligns Mr. Darehshori's interests with those of the Company's stockholders, which the Committee believes to be in the stockholders' best interest.

     The number and mix of grants between performance shares and stock options are based upon the Committee's judgment and the advice of an independent consultant, as well as recommendations by Mr. Darehshori for all officers except himself. Criteria include an evaluation of each executive's total compensation compared to his or her responsibilities and performance and consideration of the appropriate mix of compensation between annual salary, annual incentive, and long-term equity opportunity, and among types of equity opportunity. The mix between stock options and performance shares approximates the median of the companies surveyed.

     The SEC requires that this report comment upon the Company's policy with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deductibility on the Company's tax return of taxable compensation over $1 million to any of the named executive officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Company's stockholders. The Committee's policy with respect to Section 162(m) is to make every reasonable effort to insure that compensation is deductible to the extent permitted while simultaneously providing Company executives with appropriate rewards for their performance.

     This report is submitted by the Company's Compensation & Nominating Committee, the members of which are Mr. Thomas (Chairman), Mrs. Lindsay, Mr. Longsworth, Mr. Putnam, and Dr. Sorenson.

                            STOCK PERFORMANCE GRAPH

     The line graph below compares the yearly percentage change in cumulative total stockholder return on the Company's common stock, assuming an investment of $100 on December 31, 1990, and reinvestment of dividends, with the cumulative total return of the Standard & Poor's MidCap 400 Index and a peer group index composed of the publicly traded common stocks of seven companies with significant publishing activities, for the period from December 31, 1990, to December 31, 1995. The companies in the peer group are Harcourt General Inc.; McGraw-Hill, Inc.; Thomas Nelson, Inc.; Viacom, Inc.; Waverly, Inc.; Western Publishing Group, Inc.; and John Wiley & Sons, Inc. The returns of each common stock in the peer group have been weighted to reflect relative stock market capitalization. The price of Houghton Mifflin Company's common stock was $24.75 on December 31, 1990, and $43.00 on December 29, 1995.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

   HOUGHTON MIFFLIN COMPANY, S&P MIDCAP 400 INDEX, AND PUBLISHING PEER GROUP


      MEASUREMENT PERIOD       HOUGHTON MIFFLIN  S & P MIDCAP     PUBLISHING
    (FISCAL YEAR COVERED)          COMPANY         400 INDEX      PEER GROUP
1990                                   100             100             100
1991                                118.44          149.48          123.29
1992                                169.91          167.25          161.39
1993                                211.29          190.48          176.53
1994                                200.93          183.72          167.39
1995                                194.34          240.42          201.65


Total return data provided by S&P's Compustat Services, Inc.

     SUMMARY COMPENSATION TABLE

     The following table sets forth compensation paid to the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company during 1995, for each of the three years ended December 31, 1993, 1994, and 1995, for services rendered in all capacities to the Company and its subsidiaries. Information is furnished for each full fiscal year during which such persons were executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM COMPENSATION
                                                                     -------------------------
                                            ANNUAL
                                         COMPENSATION                         AWARDS
                              ----------------------------------     -------------------------
                                                       OTHER         RESTRICTED     SECURITIES
                                                       ANNUAL          STOCK        UNDERLYING    ALL OTHER
      NAME AND                 SALARY     BONUS     COMPENSATION      AWARD(S)       OPTIONS     COMPENSATION
 PRINCIPAL POSITION    YEAR     ($)        ($)          ($)            ($)(1)          (#)          ($)(2)
---------------------  ----   --------   --------   ------------     ----------     ----------   ------------
Nader F. Darehshori..  1995   $488,750   $150,000            0               0        20,000        202,032(3)
Chairman, President,   1994    443,750    267,652       33,853(4)       63,673(5)     46,686(6)     332,188
 and Chief Executive   1993    397,500    205,011      435,319(7)       20,983        10,000          8,994
 Officer
William J.
  Wisneski...........  1995    269,750     84,570            0               0        12,000         27,174(8)
Executive Vice         1994    257,000    104,022            0          33,128(9)     24,200(6)      31,889
President              1993    246,000     81,460      307,023(10)           0         4,000          8,994
Paul D. Weaver.......  1995    218,375     38,743            0               0        10,000         34,647(11)
Senior Vice President  1994    209,250    100,853       13,541(4)       21,197(12)    14,974(6)      45,804
                       1993    198,500     80,400      108,830(7)        5,776         3,000          7,674
June Smith...........  1995    207,500     51,000            0               0        12,000         36,850(13)
Executive Vice         1994    164,157     31,534            0               0        13,373(6)      38,587
President              1993    136,250     21,000       12,406(14)           0         2,000              0
John H. Oswald.......  1995    207,500     36,800            0               0        12,000         18,341(15)
Executive Vice         1994    192,564     81,500            0               0        21,150(6)      19,325
President              1993    177,500     23,375       12,469(14)           0         3,000              0

---------------

(1) The restricted shares awarded for 1993 were awarded on January 25, 1994 as part of the 1993 bonus; the restricted shares awarded for 1994 were awarded on January 24, 1995 as part of the 1994 bonus. These shares will vest three years from the date of award provided that the recipient remains employed by the Company. Dividends are paid on all restricted stock at the same rate as are paid to all shareholders. The value shown is the fair market value at date of grant.

(2) This column includes premiums paid for split-dollar life insurance policies. The ownership of the policies is structured so that, upon the earlier of the death or retirement of the executive, the Company will be reimbursed for the cumulative total of all premiums paid plus an interest factor to cover the cost of providing capital. The result is that over the life of the program there is minimal cost to the Company. The Company retains the right to borrow against its investment in the policies at any time.

(3) Includes $4,500 in Company contributions to the Retirement Savings Plan; $4,740 under the defined contribution component of the Supplemental Benefits Plan; $12,783 as the term portion of split-dollar life insurance premiums; and $180,009 as the non-term portion of such premium.

(4) Payment to cover estimated tax liability in connection with the award of bonus shares.

(5) As of December 31, 1995, restricted shares held totaled 2,018 shares, having a then-current market value of $86,774.



(6) Includes options granted pursuant to the Company's Executive Stock Purchase Plan, which were exercisable only on the date of grant.

(7) Payment to cover estimated tax liability in connection with the vesting of restricted shares awarded in 1991.

(8) Includes $4,500 in Company contributions to the Retirement Savings Plan; $4,740 under the defined contribution component of the Supplemental Benefits Plan; $3,808 as the term portion of split-dollar life insurance premiums; and $14,126 as the non-term portion of such premium.

(9) As of December 31, 1995, restricted shares held totaled 808 shares, having a then-current market value of $34,744.

(10) Includes $122,688 for relocation expenses and payments totaling $75,505 to cover estimated tax liability with respect to such expenses; and $108,830 to cover estimated tax liability in connection with the vesting of restricted shares awarded in 1991.

(11) Includes $4,500 in Company contributions to the Retirement Savings Plan; $4,740 under the defined contribution component of the Supplemental Benefits Plan; $3,952 as the term portion of split-dollar life insurance premiums; and $21,455 as the non-term portion of such premium.

(12) As of December 31, 1995, restricted shares held totaled 645 shares, having a then-current market value of $27,735.

(13) Includes $4,500 in Company contributions to the Retirement Savings Plan; $3,500 under the defined contribution component of the Supplemental Benefits Plan; $2,809 as the term portion of split-dollar life insurance premiums; and $26,041 as the non-term portion of such premium.

(14) Payment to cover relocation expenses.

(15) Includes $4,500 in Company contributions to the Retirement Savings Plan; $3,500 under the defined contribution component of the Supplemental Benefits Plan; $2,209 as the term portion of split-dollar life insurance premiums; and $8,132 as the non-term portion of such premium.

     The Company created the Executive and Non-Employee Director Stock Purchase Plans in 1994 to encourage the Company's directors and executive officers to increase their ownership of the Company's common stock. Pursuant to these plans, 9 directors and 12 executive officers purchased a total of 116,122 shares. The plans provide generally that shares may not be sold for one year from date of purchase. The Executive Stock Purchase Plan provides that if any shares purchased under the plan are sold after the first anniversary of purchase but before the third anniversary, the employee-participant is responsible for 100% of any loss, and the Company is entitled to 50% of any gain; for shares sold after the third anniversary but before the fifth anniversary, the Company will bear 50% of any loss and the employee-participant is entitled to receive 100% of any gain. In the event of an employee-participant's death or disability, or a change in control, as defined in the plan, the employee-participant will not be responsible for any loss on the sale of such shares, and will be entitled to receive 100% of any gain. In the case of involuntary termination of employment, the employee-participant is entitled to 100% of any gain, and the Company will bear such portion of any loss as is determined by the Committee, while in the case of voluntary termination of employment, the employee-participant is responsible for 100% of any loss and the Company is entitled to 50% of any gain. The Non-Employee Director Stock Purchase Plan provides that upon sale of shares purchased under the plan before the third anniversary of purchase, the Company shall be entitled to 50% of any gain; the director-participant may keep 100% of any gain on shares sold after such anniversary or in the event of a change in control, as defined in the plan. The Company shall bear 100% of any loss in the event of sale of such shares after the death or disability of a director-participant but prior to the fifth anniversary of purchase.

        In connection with these plans, the Company entered into loan agreements with some participants. All loans, which must be repaid on sale of the shares, bear interest at the rate of 8% per annum, and contain prepayment penalties if the loan is repaid prior to the fifth anniversary of purchase. Loans to employee-participants are secured by the shares. The highest amount outstanding under such loans to the following directors and executive officers since January 1, 1995 is the same as the amount currently outstanding.
Directors: Mr. Baute, $92,000; Mr. Longsworth, $92,000; Dr. Sorenson, $92,000. Director and executive officer: Mr. Darehshori, $1,227,600. Executive officers:
Ms. Doherty, $283,300; Ms. Hacking, $286,600; Ms. McGee, $291,400; Mr. Oswald,
$420,900; Mr. Smith, $54,000; Mr. Tyler, $194,300; Mr. Weaver, $228,800; Mr.
Wisneski, $561,200.

     Pension Plan

     The Company maintains the Houghton Mifflin Pension Plan (the "Pension Plan") for the benefit of its non-union employees and those of its domestic subsidiaries. Under the Pension Plan, each eligible employee is entitled to an annual retirement benefit equal to a multiple of the employee's years of service and average annual earnings for the five highest consecutive years of service in the 15 calendar years preceding retirement, less a portion of estimated annual Social Security benefits. Benefits are reduced if the employee retires and begins receiving pension payments prior to age 65. An employee whose employment terminates with less than five years of service has no vested pension benefit.

     For purposes of calculating the Company's contribution to the Pension Plan, remuneration consists primarily of salary, wages, commissions, and annual incentive compensation earned by and paid to participants. The following table sets forth a range of the estimated annual retirement benefits under the Pension
Plan and the Supplemental Benefits Plan at the normal retirement age of 65
(calculated as of January 1, 1996).

                               PENSION PLAN TABLE

  AVERAGE ANNUAL                    ESTIMATED ANNUAL BENEFIT FUNDED BY THE COMPANY
   COMPENSATION                          FOR YEARS OF PARTICIPATION INDICATED
 FOR FIVE HIGHEST               (SINGLE LIFE ANNUITY AFTER SOCIAL SECURITY OFFSET)(2)
    CONSECUTIVE       --------------------------------------------------------------------------
     YEARS(1)         15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS     40 YEARS
-------------------   ---------    ---------    ---------    ---------    ---------    ---------
$125,000...........   $ 27,600     $ 36,600     $ 45,900     $ 55,000     $ 58,100     $ 61,300
 150,000...........     33,800       45,000       56,400       67,500       71,300       75,000
 175,000...........     40,100       53,300       66,800       80,000       84,400       88,800
 200,000...........     46,300       61,600       77,200       92,500       97,500      102,500
 225,000...........     52,600       79,900       87,600      105,000      110,600      116,300
 250,000...........     58,800       78,300       98,100      117,500      123,800      130,000
 300,000...........     71,300       94,900      118,900      142,500      150,000      157,500
 400,000...........     96,300      128,200      160,600      192,500      202,500      212,500
 450,000...........    108,800      144,900      181,500      217,500      228,800      240,000
 500,000...........    121,300      161,500      202,300      242,500      255,000      267,500
 550,000...........    133,800      178,200      223,200      267,500      281,300      295,000
 600,000...........    146,300      194,800      244,000      292,500      307,500      322,500
 650,000...........    158,800      211,500      264,900      317,500      333,800      350,000
 700,000...........    171,300      228,100      285,700      342,500      360,000      377,500

---------------

(1) As of December 31, 1995, Mr. Darehshori, Mr. Wisneski, Mr. Weaver, Ms. Smith, and Mr. Oswald were credited with 30, 6, 17, 3, and 4 years, respectively, and, for the fiscal year ended December 31, 1995, the compensation that will be taken into account by the Pension Plan and the Supplemental Benefits Plan (described in note (2) below) for Mr. Darehshori, Mr. Wisneski, Mr. Weaver, Ms. Smith, and Mr. Oswald is $722,152, $375,522, $304,995, $240,325, and $289,977, respectively.
     Differences between these amounts and those shown in the Summary Compensation Table on page 15 reflect differences in accounting for incentive compensation payments, which for purposes of pension calculations are included in the year paid.

(2) Effective January 1, 1996, the Internal Revenue Code limits the annual benefit payable under the Pension Plan at normal retirement to $120,000 and the amount of 1996 compensation that can be considered under the Pension Plan to $150,000. The Company has a non-qualified Supplemental Benefits Plan with a defined benefit component under which eligible employees receive supplemental pension payments equal to the difference between the maximum annual benefit which the law allows to be paid under the Pension Plan and their regular pension as calculated under the formula above.

     Change-In-Control Arrangements

     Senior Executives' Severance Agreements. Fourteen executive officers, including the executive officers named in the Summary Compensation Table, have severance agreements with the Company. These agreements expire on December 31, 1996, and are automatically extended on an annual basis for an additional twelve-month period unless the Company gives the executive at least eighteen months' notice that the agreement will not be extended.

     Severance benefits under the senior executives' severance agreements are payable if, within two years after a "change in control" of the Company, the executive terminates his or her employment for "good reason" as defined in the agreement or the Company terminates the executive's employment other than for certain permitted reasons. Under the terms of the agreement between Mr. Darehshori and the Company, severance benefits are payable under the same conditions as for the senior executives, or if Mr. Darehshori leaves voluntarily within the six-month period beginning three months after a change in control. A change in control of the Company is defined (for purposes of the agreements) to include the acquisition by any "person" of 25% or more of the voting power of the Company's outstanding securities; a change, over a two-year period, of a majority of the members of the Company's Board of Directors, so that persons who constitute the Board at the beginning of such period (and their successors as recommended by at least two-thirds of the directors who were in office at the beginning of such period) fail to constitute a majority of the Board at the end of the period; certain mergers or consolidations; or liquidation of the Company or sale of substantially all of its assets.

     The agreements provide for the following severance benefits: (i) a lump sum payment of an amount equal to three times annual compensation [i.e., salary plus the greater of (a) any incentive compensation paid in the preceding year or (b) the average incentive compensation paid in the past three years], (ii) all incentive compensation earned but previously deferred and not yet distributed to the executive, (iii) an amount equal to the aggregate present value of benefits under the Company's Supplemental Benefits Plan, and (iv) the present value of additional retirement benefits which would have been earned by the executive under existing retirement plans had he or she remained in the Company's employ for an additional thirty-six months. In addition, the agreements require the Company to maintain certain insurance benefits for the executive for a period of thirty-six months following termination of employment. The Company also agrees to reimburse employees for legal fees incurred in enforcing the terms of the agreements and certain tax liabilities resulting from payments under the agreements.

     Key Managers' Severance Agreements. The Company recognizes that certain key managers are critical to the success of its business. The identification of promising authors, the ability to work with them to develop ideas into properties of value, the process of bringing these works to market, and the proper and efficient operation of the Company's business all depend upon the insight, judgment, and management skills of these individuals. The key managers' severance agreements are designed to encourage this essential group to remain with the Company despite concerns about a possible change in control of the Company. The key managers' severance agreements are designed to shield this group from distractions and threats to editorial integrity by providing a cushion against the financial and career impacts which a change in control might entail.

     Severance benefits are payable under the same circumstances as they are pursuant to the senior executives' severance agreements. Severance benefits under the key manager's agreements include (i) a lump sum payment of an amount equal to two times annual compensation [i.e., salary plus the greater of (a) any incentive compensation paid in the preceding year or (b) the average incentive compensation paid in the past three years]; (ii) all incentive compensation earned but previously deferred and not yet distributed to the executive; (iii) an amount equal to the aggregate present value of benefits under the Company's Supplemental Benefits Plan; and (iv) the present value of additional retirement benefits which would have been earned by the executive under existing retirement plans had he or she remained in the Company's employ for an additional twenty-four months. In addition, the key managers' severance agreements require the Company to maintain certain insurance benefits for the participant for a period of twenty-four months following termination of employment. Severance payments received pursuant to the key managers' severance agreements following a change in control may not exceed the amount that the Company may deduct for federal income tax purposes.

     At the present time, no executive officers are parties to a key managers' severance agreement.

     Stock Option Agreements. The option agreements between the Company and all employees, including the executive officers named in the Summary Compensation Table, provide that all options shall vest immediately upon a change in control, as defined in the option agreements.

     Pension Plan. The Pension Plan was amended, effective December 7, 1994, to provide that, in the event of a termination of the Pension Plan within two years of a change in control of the Company which occurs prior to December 31, 1997, all surplus assets of the Pension Plan, not required by law to satisfy liabilities to eligible employees, shall be first applied, to the extent permissible under applicable law and in the following order of priority, to the purchase of retiree medical insurance benefits; the purchase of retiree life insurance benefits; unfunded non-qualified deferred compensation obligations; and any other benefit obligations. A change in control of the Company is defined (for purposes of the Pension Plan) to include the acquisition, prior to December 31, 1997, of 50% or more of the Company's voting securities (without the approval of the Board of Directors of the Company) or a change, over a two-year period, of a majority of the members of the Company's Board of Directors, so that persons who constitute the Board at the beginning of such period (and their successors as recommended by at least two-thirds of the directors who were in office at the beginning of such period) fail to constitute a majority of the Board at the end of the period.

     Supplemental Benefit Trust. The Company has established a Supplemental Benefit Trust in connection with the Supplemental Benefits Plan, Non-Employee Directors' Retirement Benefits Plan, and Deferred Compensation Agreements with its employees and directors, to preserve the benefits earned thereunder in the event of a change in control. The Board may designate payments under additional employee plans to be covered by the Supplemental Benefit Trust. Upon the occurrence of any "potential change in control," as defined in the Supplemental Benefit Trust, the Company will contribute additional cash and property to the Supplemental Benefit Trust which will be sufficient to pay, in accordance with the terms of the covered plans, the benefits authorized under such plans. However, the assets in the Supplemental Benefit Trust will become available to the Company's creditors if the Company becomes insolvent or bankrupt. If the funds in the Supplemental Benefit Trust are insufficient to pay amounts due under the covered plans, the Company remains obligated to pay any deficiency.

     Stock Compensation Plan

     The following table shows, with respect to each individual named below, information with respect to options granted to each during the year ended
December 31, 1995:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                    INDIVIDUAL GRANTS(1)
                     --------------------------------------------------     POTENTIAL REALIZABLE
                     NUMBER OF                                             VALUE AT ASSUMED ANNUAL
                     SECURITIES   % OF TOTAL                                RATES OF STOCK PRICE
                     UNDERLYING     OPTIONS                                APPRECIATION FOR OPTION
                      OPTIONS     GRANTED TO     EXERCISE OR                        TERM
                      GRANTED    EMPLOYEES IN    BASE PRICE    EXPIRATION -------------------------
        NAME            (#)       FISCAL YEAR      ($/SH)        DATE       5% ($)        10% ($)
        ----         ---------   -------------   -----------   --------   -----------   -----------
Nader F.
  Darehshori.........   20,000        6.73%         $42.75     10/23/00     $236,221      $f521,986
William J.
  Wisneski...........   12,000        4.04           42.75     10/23/00      141,732       313,192
Paul D. Weaver.......   10,000        3.36           42.75     10/23/00      118,110       260,993
June Smith...........   12,000        4.04           42.75     10/23/00      141,732       313,192
John H. Oswald.......   12,000        4.04           42.75     10/23/00      141,732       313,192


     The following table shows, with respect to each individual named below, information concerning the exercise of options during the year ended December
31, 1995, and unexercised options held as of December 31, 1995:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF
                                                              SECURITIES           VALUE OF
                                                              UNDERLYING         UNEXERCISED
                                                             UNEXERCISED         IN-THE-MONEY
                                                              OPTIONS AT           OPTIONS
                                  SHARES                      FY-END(#)           FY-END($)
                                 ACQUIRED        VALUE      --------------    ------------------
                               ON EXERCISE     REALIZED      EXERCISABLE/        EXERCISABLE/
            NAME                   (#)          ($)(1)      UNEXERCISABLE      UNEXERCISABLE(1)
----------------------------   ------------    ---------    --------------    ------------------
Nader F. Darehshori.........       4,200        $74,550     30,001/19,999       $         0/$0
William J. Wisneski.........       2,800         43,700      9,600/18,400       $         0/$0
Paul D. Weaver..............           0              0      7,800/15,200       $         0/$0
June Smith..................           0              0     10,000/18,000       $11,800/$2,950
John H. Oswald..............       1,600          9,200      9,000/18,800       $     0/$5,900

---------------

(1) Market value of underlying securities at exercise or year-end, minus the exercise or base price.


2.  SELECTION OF INDEPENDENT AUDITORS

     Upon the recommendation of the Audit Committee, the Board of Directors has selected Ernst & Young LLP to continue as independent auditors for the fiscal year ending December 31, 1996. The Board believes, however, that it is desirable to obtain stockholder ratification of the selection of the Company's independent auditors. During 1995 Ernst & Young LLP provided services to the Company that included auditing the Company's consolidated statements, consulting in connection with unaudited quarterly financial information, and advising the Company on various accounting, tax, and regulatory matters.

     Ratification will require the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the meeting. If the stockholders do not ratify the selection of the Company's independent auditors, the Board of Directors will reconsider its selection. Representatives of Ernst & Young LLP will be present at the meeting with the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL TWO.

PRINCIPAL STOCKHOLDERS

     The following table shows the beneficial ownership of common stock of the Company by the only person who is known by the Company to be the beneficial owner of more than 5% of such stock. The information has been obtained solely from such person and the Schedule 13G filed by the person listed with the Securities and Exchange Commission. Such Schedule contains fuller information as to beneficial ownership of shares by the person listed therein.

     NAME AND ADDRESS OF                                                 AMOUNT AND NATURE OF
       BENEFICIAL OWNER                PERCENT OF CLASS                  BENEFICIAL OWNERSHIP
------------------------------         ----------------                -------------------------
Heine Securities Corporation                  5.3%                     As of February 1, 1996
51 John F. Kennedy Parkway                                             767,700 shares -- sole
Short Hills, N.J. 07078                                                voting power and
                                                                       investment power

PROPOSALS OF STOCKHOLDERS FOR CONSIDERATION AT THE 1997 ANNUAL MEETING

     In order for a proposal by a stockholder to be included in the Board of Directors' Proxy Statement for the Company's Annual Meeting in 1997, it must be received at the Company's executive offices in Boston on or before November 21, 1996. Such a proposal must also comply with the requirements as to form and substance established by applicable laws and regulations in order to be included in the Proxy Statement and should be directed to the Clerk of the Company.

     Stockholders wishing to present business for action, other than proposals included in the Board of Directors' Proxy Statement, or to nominate candidates for election as directors at a meeting of the Company's stockholders, must do so in accordance with the Company's By-laws. The By-laws provide that in order to be presented at the 1997 Annual Meeting such stockholder proposals or nominations may be made only by a stockholder of record who shall have given notice of the proposed business or nomination to the Company between December 25, 1996, and February 8, 1997. In the case of a special meeting, or if the Annual Meeting is called for a date prior to February 8, 1997, the notice must be received not later than the close of business on the 20th day following the day on which notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first. The notice must also contain certain background information concerning the stockholder making the proposal or nomination, the stockholder's ownership of the Company's capital stock, and, in the case of nominations, background and stock ownership information with respect to each nominee. Stockholders are referred to the By-laws for further information.

VOTING OF PROXIES

     The persons named in the enclosed Proxy will vote as directed in the Proxy, and in the absence of such direction will vote to elect the nominees for the Board of Directors and in favor of the action specified in Item 2 of the enclosed Proxy.

     The Board of Directors of the Company is not aware of any other matters which may come before the meeting. The persons named in the enclosed Proxy intend to vote the Proxy in accordance with their best judgment if any other matters shall properly come before the meeting including, for example, a motion to adjourn the meeting to a later date for the purpose of continuing to solicit proxies.

     Whether or not you attend the meeting in person, please fill in and sign the enclosed Proxy and return it promptly. If you attend the meeting, you may, of course, vote your shares even though you have sent in your Proxy.

                           HOUGHTON MIFFLIN COMPANY
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 FOR THE 1996 ANNUAL MEETING OF STOCKHOLDERS
P
R
O
X
Y

        The undersigned herby appoints Nader F. Darehshori and Gail Deegan, and each of them, Proxies with power of substitution to vote for and on behalf of the undersigned at the Annual Meeting of Stockholders of Houghton Mifflin Company to be held at the Dorothy Quincy Suite, John Hancock Hall, 180 Berkeley Street, Boston, Massachusetts, on Wednesday, April 24, 1996, at 1:00 p.m. and at any adjournment thereof, hereby granting full power and authority to act on behalf of the undersigned at said meeting or any adjournment thereof.

        The undersigned hereby revokes any Proxy previously given, and acknowledges receipt of notice of said meeting, the related Proxy Statement, and a copy of the 1995 Annual Report.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

             UNLESS OTHERWISE INSTRUCTED THIS PROXY WILL BE VOTED
           IN FAVOR OF THE PROPOSALS SET FORTH ON THE REVERSE SIDE
                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------

      PLEASE MARK
/ X / VOTES AS IN
      THIS EXAMPLE.


                                                                                                        FOR      AGAINST    ABSTAIN
1.  Election Class I Directors for a three-year term.           2.  Ratify Ernst & Young LLP as
NOMINEES: Joseph A. Baute, Nader F. Darehshori, George              independent auditors for           /   /      /   /      /   /
Putnam, DeRoy C. Thomas                                             1996.

            FOR                WITHHOLD                         3.  Transact such other business
           /   /                /   /                               as may properly come before        /   /      /   /      /   /
                                                                    the Meeting.
/   /
      -------------------------------------                           MARK HERE                               MARK HERE
     For all nominees except as noted above                          FOR ADDRESS       /   /                 IF YOU PLAN     /   /
                                                                     CHANGE AND                               TO ATTEND
                                                                    NOTE AT LEFT                             THE MEETING

                                                                    PLEASE SIGN IN THE SAME FORM AS NAME APPEARS HEREON.
                                                                    FIDUCIARIES AND CORPORATE OFFICERS SHOULD INDICATE THEIR TITLES.

Signature                       Date                            Signature                       Date
          ---------------------      ------------                         ---------------------      ------------

                           HOUGHTON MIFFLIN COMPANY
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 FOR THE 1996 ANNUAL MEETING OF STOCKHOLDERS

P
R
O
X
Y

        The undersigned hereby appoints Nader F. Darehshori and Gail Deegan, and each of them, Proxies with power of substitution to vote for and on behalf of the undersigned at the Annual Meeting of Stockholders of Houghton Mifflin Company to be held at the Dorothy Quincy Suite, John Hancock Hall, 180 Berkeley Street, Boston, Massachusetts, on Wednesday, April 24, 1996, at 1:00 p.m. and at any adjournment thereof, hereby granting full power and authority to act on behalf of the undersigned at said meeting or any adjournment thereof.

        The undersigned hereby revokes any Proxy previously given, and acknowledges receipt of notice of said meeting, the related Proxy Statement, and a copy of the 1995 Annual Report.

                           UNLESS OTHERWISE INSTRUCTED THIS PROXY WILL BE VOTED
                         IN FAVOR OF THE PROPOSALS SET FORTH ON THE REVERSE SIDE


                         PLEASE SIGN IN THE SAME FORM AS NAME APPEARS HEREON. FIDUCIARIES AND CORPORATE OFFICERS SHOULD INDICATE THEIR TITLES.

                         Signature:                             Date:
                                    ---------------------------       ---------

                         Signature:                             Date:
                                    ---------------------------       ---------


PLEASE MARK VOTES       / X /
AS IN THIS EXAMPLE.
1.  Election of Class I Directors for a three-year term.                                     FOR ALL     WITHHELD FROM
NOMINEES: Joseph A. Baute, Nader F. Darehshori, George Putnam, DeRoy C. Thomas               NOMINEES     ALL NOMINEES
For all nominees except as noted below.                                                       /   /          /   /

/   /
      ------------------------------------------------------------------------
                                                                                               FOR          AGAINST          ABSTAIN
2.  Ratify Ernst & Young LLP as independent auditors for 1996.                                /   /          /   /            /   /

3.  Transact such other business as may properly come before the Meeting.                     /   /          /   /            /   /

                                                                                                  MARK HERE FOR ADDRESS
                                                                                                 CHANGE AND NOTE AT LEFT      /   /

                                                                                                 MARK HERE IF YOU PLAN
                                                                                                 TO ATTEND THE MEETING        /   /